Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Scage Future

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value US$0.0001 per share	457(f)(1)	5,327,792	(3)	$11.62	(5)	$61,908,943.04	0.00015310	$9,478.2592
Equity	Ordinary Shares, par value US$0.0001 per share	457(f)(2)	67,482,417		$0.0000033	(6)	$222.6920	0.00015310	$0.0341
Equity	Ordinary Shares issuable on exercise of Public Warrants	457(f)(1)	21,737,500	(4)	$11.50	(7)	$249,981,250	0.00015310	$38,272.1294
Equity	Public Warrants	457(g)	21,737,500	(4)	—	(8)	—	—	—

Total Offering Amounts							$311,890,415.732		$47,750.4227
Total Fees Previously Paid									50,170.0965
Total Fee Offsets									—
Net Fee Due									$0

(1)	All securities being registered will be issued by Scage Future, a Cayman Islands exempted company (“PubCo”), in connection with the Business Combination Agreement and the Business Combination described in this registration statement and the proxy statement/prospectus included herein. As a result of the Business Combination, PubCo will issue (i) up to 5,327,792 PubCo Ordinary Shares to the shareholders of Finnovate Acquisition Corp. (“Finnovate”), including up to (x) 865,292 PubCo Ordinary Shares to Finnovate’s public shareholders, (y) 4,312,500 PubCo Ordinary Shares to Finnovate’s Sponsor and other Initial Shareholders, and (z) 150,000 PubCo Ordinary Shares to Finnovate’s underwriter; (ii) up to 67,482,417 PubCo Ordinary Shares issuable to the shareholders of Scage International Limited (“Scage International”) (assuming no conversion of all outstanding convertible notes of Scage International), and (iii) 21,737,500 Assumed Warrants to be issued to the shareholders of Finnovate and 21,737,500 PubCo Ordinary Shares issuable upon the exercise of such Assumed Warrants.
(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.
(3)	Represents an aggregate of 5,327,792 PubCo Ordinary Shares issuable in accordance with (1)(i) above.
(4)	Represents 21,737,500 Assumed Warrants to be issued to the shareholders of Finnovate and 21,737,500 PubCo Ordinary Shares issuable upon the exercise of such Assumed Warrants in accordance with (1)(iii) above.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum aggregate offering price is equal to the product obtained by multiplying US$11.62, which represents the average of the high and low stock price of Finnovate on the OTC on November 18, 2024, by 5,327,792 PubCo Ordinary Shares issuable to the shareholders of Finnovate in connection with the Business Combination in accordance with (1)(i) above.

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Scage International is a private company with no market existing for its securities. Scage International has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of Scage International’s securities expected to be exchanged in the Business Combination.
(7)	Based on the exercise price of Assumed Warrants to be issued to the shareholders of Finnovate ($11.50).
(8)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying PubCo Ordinary Shares.